EXHIBIT 10.1(a)


                                                               [GRAPHIC OMITTED]

                                                                 67 Federal Road
                                                           Building A, Suite 300
                                                                      Brookfield
                                                                        CT 06804


March 25, 2005

Via Email
---------

Mr. Michael Millon
Macrocom Investors, LLC

Dear Michael:

This letter will confirm our understanding with respect to the Finance Agreement between Macrocom Investors, LLC and NetFabric Corporation ("NetFabric") of July 22, 2004 ("Agreement") with respect to the shell company that you brought to us.

Specifically, under the terms of that agreement, it was agreed and understood that Macrocom Investors, LLC or a company formed by you would either bring to NetFabric a shell for purchase or purchase a shell and propose it to NetFabric as a vehicle for merger or acquisition. In either event, the shell was subject to acceptance by NetFabric after it conducted its own due diligence, and you were to be compensated in post-closing stock of the shell company used for such merger or acquisition.

As it happened, Littlehampton Investments, LLC, ("Littlehampton") a company formed by you, purchased a controlling interest in Houston Operating Company ("HOC") and proposed HOC as the company for merger with NetFabric. We conducted our due diligence, agreed to merge with HOC and proceeded to closing on December 9, 2004. At the time of the merger, Littlehampton had and retained 1,000,000 shares of post-closing stock of HOC as a result of its previous purchase of the shell, which purchase NetFabric was not a party to, and you received no other compensation for the providing the shell to NetFabric.

As a result, you have received all compensation due to you under the terms of the Agreement for bringing the company, HOC, to NetFabric for purposes of the merger transaction.

Please confirm your above understanding of the above by signing a copy of this letter and returning an original to me for our files.

Sincerely,


Walter Carozza
CFO, Houston Operating Company and NetFabric Corporation

Understood and agreed to:


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Michael Millon, for Macrocom Investors, LLC
and Littlehampton Investments, LLC